UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 7, 2013

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of First Security Group, Inc. (“First Security”) elected Ms. Henchy R. Enden and Mr. Adam Gabriel Hurwich to join the Board, effective June 7, 2013.

Ms. Enden was elected to the Board pursuant to the terms of the Stock Purchase Agreement dated February 25, 2013, which provided MFP Partners, L.P., an affiliate of Ms. Enden's employer, with the right to designate a director. Ms. Enden currently serves as Equity Analyst for MFP Investors LLC, an investment management company based in New York, New York. Ms. Enden also served as director on West Coast Bancorp and West Coast Bank, a $2.4 billion community bank in Lake Oswego, Oregon from January 2012 until April 2013, when West Coast was purchased by Columbia Banking System, Inc. We believe Ms. Enden's experience as an analyst as well as prior service on a bank board well qualify her to serve on our Board of Directors.

Mr. Hurwich was elected to the Board pursuant to the terms of the Stock Purchase Agreement dated February 25, 2013, which provided Ulysses Partners, L.P., an affiliate of Mr. Hurwich's employer, with the right to designate a director. Mr. Hurwich currently serves as Portfolio Manager for Ulysses Management LLC. Mr. Hurwich also serves as a member of the Financial Accounting Standards Advisory Council, an advisory committee for the Financial Accounting Standards Board. We believe Mr. Hurwich's financial background and experience well qualifies him to serve on our Board of Directors

At this time, the Company has not determined the committees of the Board to which Ms. Enden and Mr. Hurwich are expected to be named. Ms. Enden and Mr. Hurwich have also each been elected to serve on the Board of Directors of the Company's wholly-owned subsidiary, FSGBank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.
Dated:	June 12, 2013

By:	/s/ John R. Haddock
Name:	John R. Haddock
Title:	Executive Vice President and Chief Financial Officer